EXHIBIT 4.6

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.

InterSearch Group, Inc.

COMMON STOCK PURCHASE WARRANT

Number of Shares:	Holder:

Original Issue Date: , 2005

Expiration Date: , 2010

Exercise Price per Share: $		Attention:

InterSearch Group, Inc, a company organized and existing under the laws of the State of Florida (the “Company”), hereby certifies that, for value received,             , or its permitted and registered assigns (the “Warrant Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to             (            ) shares (as adjusted from time to time as provided in Section 6, the “Warrant Shares”) of common stock, $.001 par value (the “Common Stock”), of the Company at a price of             ($            ) per Warrant Share (as adjusted from time to time as provided in Section 6, the “Exercise Price”), at any time and from time to time from and after the date thereof and through and including 5:00 p.m. New York City time on                         , 2010 (the “Expiration Date”), and subject to the following terms and conditions:

1. Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2. Investment Representation. The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the 1933 Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof. “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

3. Validity of Warrant and Issue of Shares. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of the Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of Common Stock to provide for the exercise of the rights represented by this Warrant.

4. Registration of Transfers and Exchange of Warrants.

a. Subject to compliance with the legend set forth on the face of this Warrant and Section 11, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 10. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

b. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 10 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

5. Exercise of Warrants.

a. Upon surrender of this Warrant, with the Form of Election to Purchase attached hereto duly completed and signed, to the Company, at its address set forth in Section 10, and upon payment and delivery of the Exercise Price multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United States of America, in cash or by certified or official bank check or checks, to the Company, all as specified by the Warrant Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than 7 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act. Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

b. A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price, if applicable, for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

c. This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election to Purchase. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

d. (i) Notwithstanding anything contained herein to the contrary, the holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x (B - C))/B

(ii) For purposes of the foregoing formula:

A= the total number shares with respect to which this Warrant is then being exercised.

B= the Weighted Average Price of the Common Stock on the Trading Day immediately preceding the Date of Exercise.

C= the Exercise Price then in effect at the time of such exercise.

e. The holder of this Warrant agrees not to elect a Cashless Exercise unless the average daily trading volume of the Company’s Common Stock on any Principal Market or on the over-the-counter market on the electronic bulletin board exceeds 7,500 for each of any 10 consecutive Trading Days.

f. If (i) the Company files with the U.S. Securities and Exchange Commission a registration statement in connection with an underwritten public offering of Common Stock under 1933 Act in which the per share price of Common Stock to be sold pursuant to such registration statement is at least $.06 (as adjusted for stock splits, dividends, recapitalizations and the date hereof) (a “Public Offering”) and (ii) the lead underwriter for such Public Offering notifies the Company that all or part of the Warrant Shares will be available to be included in the shares of Common Stock to be sold in such Public Offering (such number of shares being referred to as the “Underlying Shares”), then, upon the Company’s election (which may be exercised by the Company in its sole and absolute discretion by notice to the Warrant Holder), this Warrant shall be deemed to be exercised automatically to the extent of the number of Underlying Shares selected by the Company in its notice to the Company (the “Selected Underlying Shares”) immediately upon the closing of the Public Offering (a “Mandatory Exercise”). Upon a Mandatory Exercise, (y) the Warrant Holder shall be unconditionally obligated to deliver to the Company this Warrant and a duly completed and executed Form of Election to Purchase attached hereto, and (z) this Warrant (to the extent of the Selected Underlying Shares) shall be exercised automatically without any action by the Warrant Holder and whether or not this Warrant is surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Selected Underlying Shares unless the Warrant Holder has delivered to the Company the items set forth in subsection (y) above. Notwithstanding the foregoing, the Warrant Holder may, but shall not be obligated to, elect to sell the Selected Underlying Shares in such Public Offering. For purposes of a Cashless Exercise pursuant to this Section, the last reported sale price of the Common Stock shall be the Public Offering price.

6. Adjustment of Exercise Price and Number of Shares. The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence of the following events, and all such adjustments shall be cumulative:

a. Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The Exercise Price of this Warrant and the number of shares of Common Stock or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities of the Company.

b. Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of this Warrant, on exercise hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrant issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

c. Certificate as to Adjustments. In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the holder of this Warrant in the form of a certificate, certified and confirmed by the Board of Directors of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

7. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

8. Notice of Intent to Sell or Merge the Company. The Company will give Warrant Holder ten (10) days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity.

9. Issuance of Substitute Warrant. In the event of a merger, consolidation, recapitalization or reorganization of the Company or a reclassification of Company shares of stock, which results in an adjustment to the number of shares subject to this Warrant and/or the Exercise Price hereunder, the Company agrees to issue to the Warrant Holder a substitute Warrant reflecting the adjusted number of shares and/or Exercise Price upon the surrender of this Warrant to the Company.

10. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

InterSearch Group, Inc.
222 Kearny Street, Suite 550
San Francisco, CA 94018
Attention: Dan O’Donnell

If to the Warrant Holder:

Attention:

11. Transfer Restrictions. The Warrant Holder acknowledges that this Warrant and the Warrant Shares have not been registered under the provisions of the 1933 Act, and may not be sold, transferred, assigned or hypothecated without the Company’s written consent unless subsequently registered thereunder, except that it may be transferred, in whole or in part, to affiliates of the Warrant Holder, including its employees and registered representatives, provided that (1) the Warrant Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Warrant and the Warrant Shares to be sold or transferred may be sold or transferred pursuant to an exemption from registration under the 1933 Act and under applicable state securities or blue sky laws, (2) a written undertaking executed by the desired transferee of this Warrant reasonably satisfactory to the Company in form and substance agreeing to be bound by the restrictions on transfer contained herein is delivered to the Company, and (3) any sale of the Warrant Shares made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

12. Miscellaneous.

a. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only by a writing signed by the Company and the Warrant Holder.

b. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

c. This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

d. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

e. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceablilty of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

f. The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

13. Certain Definitions.

a. “Principal Market” means the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

b. “Trading Day” means any day on which the Common Stock is traded on a Principal Market, or, if a Principal Market is not the principal trading market for the Common Stock, then on the over-the-counter market on the electronic bulletin board; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

c. “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

INTERSEARCH GROUP, INC., a Florida corporation

By:
Name:	Gary W. Bogatay, Jr.
Title:	Chief Financial Officer, Secretary and Treasurer

FORM OF ELECTION TO PURCHASE

(To be executed by the Warrant Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: InterSearch Group, Inc.:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase              shares of Common Stock (“Common Stock”), $.001 par value, of InterSearch Group, Inc and encloses the warrant and $             for each Warrant Share being purchased or an aggregate of $             in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name and address)

(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:	Name of Warrant Holder:

(Print)
(By:)
(Name:)
(Title:)
Signature must conform in all respects to name of Warrant Holder as specified on the face of the Warrant

SCHEDULE TO EXHIBIT 4.6

Exhibit 4.6 is a form of warrant to purchase shares of common stock of the Registrant, of which three have been issued, with the following differing material terms:

Warrant 1

Holder:	GunnAllen Financial, Inc.
Number of Shares:	11,875,000 (296,875 adjusted for October 19, 2005 stock split)
Original Issue Date:	September 29, 2005
Expiration Date:	September 29, 2010
Exercise Price Per Share:	$0.02 ($0.80 adjusted for October 19, 2005 stock split)

Warrant 2

Holder:	Pacific Summit Securities
Number of Shares:	13,125,000 (328,125 adjusted for October 19, 2005 stock split)
Original Issue Date:	September 29, 2005
Expiration Date:	September 29, 2010
Exercise Price Per Share:	$0.02 ($0.80 adjusted for October 19, 2005 stock split)

Warrant 3

Holder:	GunnAllen Financial, Inc.
Number of Shares:	1,562,520 (39,063 adjusted for October 19, 2005 stock split)
Original Issue Date:	October 7, 2005
Expiration Date:	October 6, 2010
Exercise Price Per Share:	$0.04 ($1.60 adjusted for October 19, 2005 stock split)